JACKSON® April 7, 2025 Chris Raub Dear Chris: This letter confirms the terms of your continued employment with Jackson National Life Insurance Company ("Company" or "JNL") and association with Jackson Financial Inc. ("JFI") and its subsidiaries following your promotion to Executive Vice President, JFI and President, JNL effective April 14, 2025, reporting to Laura Prieskorn, Chief Executive Officer and President ofJFI. You may also be appointed to serve as an officer or director of entities affiliated with JFI. • Your annual rate of base salary will increase to $600,000 effective with your promotion on April 14, 2025. Your base salary is payable in bi-weekly installments and is subject to normal deductions for tax withholding, benefits, and similar items. • Your target annual bonus will increase to 175% of base salary, for a $1,050,000 target value. Your full-year 2025 target annual bonus will be determined based on (i) your pre- promotion target bonus in effect from January 1, 2025, through April 13, 2025, plus (ii) your post- promotion target bonus in effect from April 14, 2025, through December 31, 2025. Payment of the 2025 annual bonus will occur by March 15, 2026, when 2025 performance year bonuses are paid to associates broadly. • Your target annual long term equity incentive award will increase to $2,000,000. Your pre-promotion target long term equity incentive award of $1,175,000 was granted on March 10, 2025, as previously planned and approved, and the remaining $825,000 annual long term incentive award for 2025 will be granted on May 9, 2025, delivered 60% as performance share units (PSUs) and 40% as restricted share units (RSUs). The total number of share units granted under this award will be determined by dividing $825,000 by the average closing price of JXN on the ten trading days preceding May 9, 2025. • In addition to the base salary and incentives above, you will continue to be eligible for the Company's competitive benefit package that includes group health insurance, group life insurance in the amount of two times your annual salary, disability income insurance, paid time off, dependent tuition reimbursement, 401(k) plan with match and profit sharing, nonqualified Management Deferred Income Plan, executive physicals, financial planning and tax preparation fee reimbursement up to $15,000 annually, and a number of other programs. The Company reserves the right to change any of its benefits and incentive plans and programs at any time.

CO) JACKSON® • Your designation as a Section 16 officer of JFI will continue, and your required holdings of JFI common stock (and/or certain derivatives thereof) under JFI's stock ownership guidelines will remain at four times annual base salary. Your holding requirement has already been satisfied as of December 31, 2024, pursuant to the "once met, always met" provision of the guidelines. • You will remain an at-will associate of the Company and may terminate your employment at any time, with or without notice. Similarly, the Company may terminate your employment at any time, with or without cause or notice. We are very excited about this new opportunity for you. Please contact me if you have questions. Sincerely, Dana Rapier SVP, Chief Human Resources Officer I agree to the above terms and conditions: April 7, 2025 Date Chris Raub